Exhibit 99.1

Veracyte Acquires Convergent Genomics, Expanding its Urology Diagnostics Portfolio with a Urinary Tumor DNA Testing Platform

Acquisition positions Veracyte to deliver powerful genomic insights from urine, tissue, and blood to help guide bladder cancer care across the patient journey

SOUTH SAN FRANCISCO, Calif., - Sept. 14, 2026 — Veracyte, Inc. (Nasdaq: VCYT), a leading cancer diagnostics company, today announced its acquisition of Convergent Genomics. The acquisition adds Convergent Genomics’ UroAmp platform, including its proprietary urinary tumor DNA (utDNA) technology, to Veracyte’s product portfolio. To date, UroAmp has been clinically validated in non-muscle invasive bladder cancer (NMIBC), including therapy-response monitoring and post treatment surveillance.

In the U.S., there are approximately 85,000 patients diagnosed with bladder cancer annually, including about 65,000 with NMIBC. Of the 750,000 patients living with bladder cancer, approximately 600,000 are living with NMIBC.

NMIBC is generally confined to the bladder and may shed only limited tumor DNA into the bloodstream, which can make blood-based detection challenging. Urine, by contrast, comes into direct contact and can provide a highly relevant source of tumor-derived genomic information. UroAmp analyzes this information, creating the potential to help inform treatment decisions and monitor patients throughout their care.

“Bladder cancer care is advancing quickly, yet clinicians and patients still face significant uncertainty at critical decision points,” said Marc Stapley, Veracyte’s chief executive officer. “UroAmp brings a differentiated urine-based platform that is especially well suited to non-muscle-invasive disease. Together with our Decipher Bladder and TrueMRD tests, this acquisition strengthens Veracyte’s ability to deliver complementary insights from urine, tissue, and blood to help guide care across the bladder cancer continuum.”

UroAmp is supported by a robust and growing body of evidence, including nine peer-reviewed publications and more than 40 posters and abstracts. Veracyte’s initial test will be intended to help determine whether patients who have completed Bacillus Calmette-Guerin (BCG) induction therapy are likely to benefit from maintenance treatment. The company expects to commercialize this test in late 2028, subject to reimbursement timelines. Veracyte also plans to expand its use of the UroAmp platform to additional indications, including intravesical maintenance therapy monitoring and surveillance following treatment with curative intent.

In the RUMBLE study published in The Journal of Urology, a multicenter prospective clinical validation study, patients who were clinically negative following induction BCG treatment but tested positive for utDNA had a 12-month recurrence-free survival rate of 25%, compared with 91% among utDNA-negative patients.1

“This acquisition brings together UroAmp’s differentiated platform and scientific expertise with Veracyte’s evidence-generation capabilities, commercial infrastructure, and established relationships,” said Brian Slingerland, chief executive officer, Convergent Genomics. “We believe this combination can help accelerate the development of new tools that give physicians greater confidence in treatment and monitoring decisions and can ultimately improve care for people living with bladder cancer.”

The acquisition includes $150 million in upfront cash consideration and up to $30 million in additional cash consideration tied to key milestones related to UroAmp reimbursement efforts. Veracyte contemplated the ongoing operating expenses of Convergent in its previously provided 2026 adjusted EBITDA guidance and is not updating such guidance at this time.

About Convergent Genomics

Convergent Genomics was founded in 2015 by Trevor Levin, PhD, chief scientific officer, and a team of cancer biologists, urologic oncologists, and data scientists, in partnership with Oregon Health & Science University (OHSU) and Illumina Accelerator. The company has received multiple peer-review grants from the National Cancer Institute and is engaged in research with over 30 sites worldwide, including leading academic centers. Convergent

Genomics operates its clinical laboratory in South San Francisco that is certified by the California Department of Public Health and nationally by CLIA-CMS. For more information visit www.convergentgenomics.com.

About Veracyte

Veracyte (Nasdaq: VCYT) is a global diagnostics company with a vision to transform cancer care for patients around the world. The company’s molecular tests assess the unique biology of each patient’s tumor to help clinicians answer essential questions about cancer care. Veracyte’s Diagnostics Platform combines broad genomic and clinical data, advanced bioinformatics and AI, and a powerful evidence-generation engine to support continued innovation and pipeline development. The company’s portfolio includes the Afirma® Genomic Sequencing Classifier test, Decipher® Bladder Genomic Classifier test, Decipher® Prostate Genomic Classifier test, Prosigna® Breast Risk of Recurrence test, and the TrueMRD™ Monitoring Test for MIBC. For more information, visit Veracyte’s website or follow the company on LinkedIn or X (Twitter).

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the anticipated short and long term strategic, clinical, commercial and financial benefits of the acquisition; the expected impact of the acquisition on Veracyte’s near-term financial outlook; development, launch, commercialization, reimbursement and timing of tests based on the acquired technology, including UroAmp; the anticipated timing of launch of the first product; estimated market opportunities; potential commercial synergies; potential applications of UroAmp in other urological diseases; and ability to achieve anticipated milestones.

Forward-looking statements can be identified by words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “potential,” “will,” “could” and similar expressions. Actual results may differ materially due to risks and uncertainties, including Veracyte’s ability to integrate Convergent, retain key employees, achieve anticipated benefits of the acquisition, meet development timelines, demonstrate clinical validity and utility of acquired products, obtain reimbursement for acquired products and commercialize new tests, including UroAmp.

Additional factors are described under “Risk Factors” in Veracyte’s most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. These statements speak only as of the date of this release, and Veracyte disclaims any obligation to update them except as required by law.

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Investors:
Kelly Gura
investors@veracyte.com

Media:
Molly Cornbleet
media@veracyte.com
+1-650-351-8780

1 Bahlburg H, Maas M, Contreras-Sanz A, et al. Urine tumor DNA testing identifies recurrence and monitors therapy response in patients with high-risk non-muscle-invasive bladder cancer receiving intravesical bacillus Calmette-Guérin. J Urol. 2026;216(3):388-399. doi:10.1097/JU.0000000000005130.